ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-1
$ 227,697,669.92 6.60% Auto Receivables Backed Certificates
For the Year Ended December 31, 1996


           Annual Report - Chevy Chase Auto Receivables Trust 1996-1




             Jun-96    Jul-96    Aug-96    Sep-96    Oct-96    Nov-96    Dec-96

Dist of Pr        0 6,524,659 6,054,384 5,843,100 5,796,581 6,837,393 5,959,611

Dist of In        0 1,252,337 1,216,452 1,183,152 1,151,015 1,119,134 1,081,529

Serv Fee          0   265,647   258,035   250,972   244,155   237,392   229,613

Trustee Fe        0       569       553       538       523       509       492

Net Losses        0         0    26,431   116,441   205,259   416,335   619,078

Net Loss %     0.00%     0.00%     0.15%     0.67%     1.21%     2.54%     3.89%

Delinquencies:
30+ Delq. 4,320,662 6,595,783 7,127,655 8,137,176 8,039,044 8,761,292 9,885,345

Delq. %        1.95%     3.07%     3.41%     4.00%     4.08%     4.58%     5.34%

